EXHIBIT 99.1


Richard J. King
Senior Vice President, Corporate Communications
AMC Entertainment Inc.
(816) 221-4000



AMC Entertainment to Acquire GC Companies

KANSAS CITY, Mo.--Dec. 7, 2001--AMC Entertainment Inc. (AMEX: AEN) announced today that it has signed a letter of intent to acquire GC Companies, Inc. and its subsidiaries pursuant to a plan of reorganization to be filed with the Bankruptcy Court in GC Companies' case under Chapter 11 of the U.S. Bankruptcy Code. Key creditors in the GC Companies' Chapter 11 case have executed support agreements in which they have agreed to support AMC's bid and the plan of reorganization.

Under the letter of intent, AMC would pay creditors of GC Companies and subsidiaries consideration with an estimated value between $175 million and $195 million consisting of cash, AMC subordinated notes and AMC common stock. The types and amounts of consideration paid under the plan of reorganization will depend upon the Bankruptcy Court's final determination of allowed claim amounts and upon the elections of certain creditors between types and amounts of consideration available to those creditors. As a result of the issuance of AMC's common stock, this transaction will not materially change AMC's credit profile.
AMC's common stock, notes and cash will not be issued to creditors until the Bankruptcy Court has confirmed a plan of reorganization and the effective date of the plan occurs.

AMC's commitment is subject to regulatory approvals, resolution of claims of lenders of certain subsidiaries, Bankruptcy Court approval and other conditions. The letter of intent contemplates that the Bankruptcy Court will confirm the plan of reorganization by March 20, 2002.

GC Companies currently operates 73 theatres with 677 screens in the United States and has a 50% interest in a joint venture that operates 17 theatres with 160 screens in South America. Post bankruptcy, the United States totals for GC Companies are expected to be 66 theatres with 621 screens.

"The acquisition of the General Cinema circuit, if approved by the Bankruptcy Court, would expand AMC's presence in important major markets, particularly in the Northeast and upper Midwest," said AMC Chairman and CEO Peter Brown. "It would also be a great cultural fit. Like AMC, GC is a company with a rich, 80-year history of innovation and leadership in theatrical exhibition."

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 177 theatres with 2,836 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain and Sweden. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company, headquartered in Kansas City, MO, has a web site at www.amctheatres.com.

Any forward-looking statements contained in this release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including but not limited to the Company's ability to enter into various financing programs, competition from other companies, demographic changes, changes in political climate (including the impact on attendance of any future terrorist actions), economic climate, increase in demand for real estate, construction delays, unforeseen changes in operating requirements, the ability to achieve planned openings or closings of theatres and screens, changes in real estate, zoning and tax laws, the performance of films licensed by the Company and other risks and uncertainties.